Exhibit 10.2

June 27, 2016

Ms. Barbara Duncan

Re: Amendment No. 1 to Transition Agreement

Dear Barbara:

This letter serves as an amendment (the “Amendment”) to the letter agreement entered into by and between yourself and Intercept Pharmaceuticals, Inc. (“Intercept”) on February 16, 2016 (the “Original Transition Agreement”). This Amendment shall become effective upon full execution below and shall modify the Transition Agreement with respect to those different and additional terms as set forth below (the Original Transition Agreement, as amended by this Amendment, shall be referred as the “Transition Agreement”). Except as set forth herein, the Original Transition Agreement shall remain unchanged. Initially capitalized terms used herein but not defined shall have the meaning set forth in the Original Transition Agreement.

1.	Section 1 of the Original Transition Agreement shall be deleted in its entirety and replaced with the following text:

“Employment. Except as provided otherwise below and in the Transition Agreement, Intercept will continue to employ you on a full-time basis as Chief Financial Officer (“CFO”) through June 30, 2016 and as Chief Accounting Officer from July 1, 2016 through September 30, 2016 (the “Employment Period”), at which date your employment will end unless it is earlier terminated as provided herein. The CEO, at his sole discretion, may decide to accelerate the Separation Date and terminate the Employment Period prior to September 30, 2016 with ten (10) days prior written notice. The date on which your employment ends in accordance with the prior sentence shall be the “Separation Date” for the purpose of the Transition Agreement. Effective July 1, 2016, you will hold the title of Chief Accounting Officer, reporting directly to the successor CFO, and carry out the regular duties of your position and on such other matters as may be reasonably assigned to you by the CEO or successor CFO. Such duties may include the advancement of the business and interests of Intercept, providing for an orderly transition of the financial reporting and financial operations of Intercept to the successor CFO, consulting with the CEO or successor CFO as requested on financial matters related to Intercept, meeting with investor groups and Intercept’s investors as requested by the successor CFO or CEO, and undertaking special assignments agreed to between the CEO, successor CFO and you. Until the Separation Date, you will continue to receive your current salary and other benefits (as those other benefits may change from time to time), subject to continued compliance with and eligibility under the terms of the benefits. You will be eligible for a pro-rated bonus for 2016, equal to 50% of your pro-rated 2016 salary, and paid in the next payroll whose cutoff date is after the Separation Date. In addition, you will be eligible for equity grants in Intercept’s ordinary course.

Your employment may end before September 30, 2016 based on a termination for Cause under the terms of your Employment Agreement. You may also resign for Good Reason in accordance with the Employment Agreement, but you waive any right to so resign under Section 4.3(a) of the Employment Agreement and you agree that the revisions to your employment under this Transition Agreement are not a material breach of that agreement. If terminated for Cause or resigning without Good Reason before September 30, 2016, you will receive only the treatment specified in your Employment Agreement under those events and not any additional compensation under this Transition Agreement.”

2.	Section 4(a) of the Original Transition Agreement shall be deleted in its entirety and replaced with the following text:

“(a)	Regular Cash Severance. Intercept will pay you the monthly amount of one-twelfth of your final level of base salary (which will not be less than your base salary as in effect on the date of this Amendment) for 12 months, as severance pay under Section 5.2(a) of your Employment Agreement and will pay you an additional lump sum of 50% of such base salary in the first payroll whose cutoff date follows the six month anniversary of the Separation Date or such later date as required by Section 4(d) of the Transition Agreement.”

3.	All other sections in the Original Transition Agreement shall remain unchanged except as otherwise expressly amended in this Amendment.

4.	Nothing contained in this Amendment shall modify the terms of the Release of Claims executed by you on February 16, 2016 and you expressly agree that such Release of Claims shall continue to remain fully in effect.

5.	This Amendment shall be interpreted and construed by the laws of the State of New York, without regard to conflict of law provisions.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Very truly yours,

Intercept Pharmaceuticals, Inc.

By:	/s/ Mark Pruzanski

Mark Pruzanski
Chief Executive Officer and President

I hereby agree to the terms and conditions set forth above.

/s/ Barbara Duncan	June 27, 2016
Barbara Duncan	Date

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